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                                                                      EXHIBIT 21


                          SUBSIDIARIES OF THE COMPANY
                               DECEMBER 31, 2001


Werner Co., a Pennsylvania corporation
Werner Funding Corp. a Delaware corporation
WIP Technologies, Inc., a Delaware corporation
Werner Ladder Inc., a Delaware corporation